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Exhibit 12.1

                               HEARTPORT, INC.
              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (IN THOUSANDS)

                                          ------------------------------------------------------
                                             1993        1994       1995       1996       1997
                                          ------------------------------------------------------
Earnings
  Net loss                                $ (1,799)   $ (4,821)  $ (9,353)  $(34,054)  $(51,331)
  Add:
    Interest expense                          --          --          189        592      4,910
    Portion of net rental expense
      representative of interest
      factor                                    39          82        145        320        646
                                          ------------------------------------------------------
Total earnings, as adjusted                 (1,760)     (4,739)    (9,019)   (33,142)   (45,775)

Fixed Charges
  Interest expense                            --          --          189        592      4,910
  Portion of net rental expense
    representative of interest
    factor                                      39          82        145        320        646
                                          ------------------------------------------------------
Total fixed charges                             39          82        334        912      5,556
                                          ------------------------------------------------------

Insufficiency of earnings to cover
  fixed charges                           $ (1,799)   $ (4,821)  $ (9,353)  $(34,054)  $(51,331)
                                          ------------------------------------------------------
                                          ------------------------------------------------------